Rock-Tenn Company and Smurfit-Stone Container Corporation Shareholders Approve Merger; RockTenn Completes Acquisition of Smurfit-Stone

NORCROSS, Ga., May 27, 2011 - RockTenn (NYSE: RKT) and Smurfit-Stone Container Corporation (NYSE: SSCC) today announced the results of their meetings of shareholders held earlier today.  Both RockTenn and Smurfit-Stone shareholders approved the merger as more than 99% of the RockTenn shares that voted at the meeting voted “FOR” the merger and more than 91% of the Smurfit-Stone shares that voted at the Smurfit-Stone meeting voted “FOR” the Merger.

RockTenn has completed its acquisition of Smurfit-Stone.  Pursuant to the Agreement and Plan of Merger, each outstanding share of Smurfit-Stone common stock (other than dissenting shares), has been converted into the right to receive $17.50 in cash and 0.30605 of a share of RockTenn class A common stock.  Pursuant to the Agreement and Plan of Merger, Timothy J. Bernlohr, Terrell K. Crews, and Ralph F. Hake have joined the RockTenn board of directors from the Smurfit-Stone board of directors, increasing the number of directors from 10 to 13.

RockTenn Chairman and Chief Executive Officer James A. Rubright stated, "We are pleased with the strong support that both RockTenn and Smurfit-Stone shareholders had for this transaction and are excited about the opportunity to create additional value for our customers, shareholders and employees.  The acquisition of Smurfit-Stone brings us one step closer to making RockTenn the most respected and profitable integrated paperboard and packaging company in North America. We welcome the former Smurfit-Stone customers to RockTenn and look forward to providing them with exceptional product quality and service.”

In conjunction with the acquisition of Smurfit-Stone, RockTenn closed on $4.3 billion of debt financing, consisting of a $1.475 billion, 5-year revolving credit facility; a $1.475 billion, 5-year term loan facility; a $750 million, 7-year term loan facility and a $625 million, 3-year accounts receivable securitization facility.  The borrowings under the new debt facilities were used in part to finance the merger, to repay outstanding indebtedness of Smurfit-Stone, to refinance RockTenn’s existing credit facilities, to pay for fees and expenses incurred in connection with the acquisition of Smurfit-Stone and to provide liquidity for general corporate purposes of approximately $1 billion.

About RockTenn

RockTenn (NYSE:RKT) is one of North America's leading integrated manufacturers of corrugated and consumer packaging and recycling solutions, with annualized net sales of approximately $10 billion. RockTenn's 26,000 employees are committed to exceeding their customers' expectations - every time.  The Company operates locations in the United States, Canada, Mexico, Chile, Argentina and China. For more information, visit www.rocktenn.com.

For further information please contact:

RockTenn

John Stakel, 678-291-7900

VP-Treasurer

www.rocktenn.com

or

Lisa Esneault, 314-656-5827

Director of Communications and Public Affairs

www.rocktenn.com